Exhibit 10.17

CONSULTING AGREEMENT

        This CONSULTING AGREEMENT is effective as of April 13, 2010 ("Agreement") between Anacor Pharmaceuticals, Inc. ("Company") and Christine Gray-Smith ("Consultant"). Company and Consultant are collectively the Parties and each a Party.

RECITALS

        WHEREAS, Company and Consultant entered into a consulting agreement (the "Prior Consulting Agreement") as part of the "Confidential Separation Agreement and General Release of Claims" (hereinafter the "Prior Agreement"), executed by Company and Consultant and effective as of April 18, 2009; and

        WHEREAS, the Prior Consulting Agreement expires on April 30, 2010, unless sooner terminated according to its provisions; and

        WHEREAS, Company and Consultant wish to continue in mutual compliance with the Prior Agreement and to enter into a new consulting agreement for a term commencing May 1, 2010.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein and other good and valuable consideration, the parties hereto hereby agree as follows:

        1.    Appointment.    Effective upon expiration of the Prior Consulting Agreement, Company hereby engages Consultant to perform the Services described in Section 3 of this Agreement, and Consultant accepts such engagement. Consultant may not retain third parties to carry out any of her obligations hereunder unless Consultant obtains prior written consent from Company, which consent shall be determined in Company's sole discretion.

        2.    Authority of Consultant.    Company and Consultant hereby acknowledge and agree that Consultant is engaged solely as an independent consultant and that Consultant shall have no authority, either express or implied, to bind Company or to conclude contracts or execute other documents in the name of, or on behalf of, Company, or to create debts, obligation or liabilities for, or on behalf of, Company. Consultant agrees not to represent or purport to represent Company in any manner whatsoever to any third party except with prior written consent of Company's CEO.

        3.    Consulting Services.    Consultant will be available to the Company as requested by the CEO (or his delegate) to provide financial advice and services (the "Services"). Consultant shall not be required to provide more than five (5) hours each month in the performance of the Services and Consultant will have the reasonable discretion to schedule the time and location of performance of the Services such that the Services do not interfere with other obligations of Consultant.

        4.    Management and Direction.    Consultant will report to Company's CEO, or his delegate, in connection with the Services.

        5.    Exclusivity and Noncompetition.    Company and Consultant agree that Company's engagement of Consultant to execute the Services shall not be exclusive and that Company may engage another individual or entity to provide the same or similar services.

        6.    Term.    Consultant's term of service shall be from May 1, 2010, and, unless earlier terminated in accordance with Section 10, shall automatically expire on April 30, 2011 (the "Term").

        7.    Compensation.    Company shall pay Consultant a monthly retainer of $1,000. In addition, Company shall pay Consultant consulting fees at the rate of $250.00 per hour for any services Consultant provides in excess of five (5) hours per calendar month (collectively, the "Consulting Fees"). Until the earlier of the end of the Term or the date on which Consultant ceases to be eligible for COBRA coverage under Company's health insurance plans, Company will pay t the COBRA premiums to continue Consultant's current level of group health insurance coverages through COBRA. Should Consultant's COBRA coverage expire, Company shall reimburse Consultant for the cost

Consultant incurs in obtaining comparable health insurance coverage from another source, up to a maximum amount of $495 per month and up until the end of the Term. The Company shall make this payment to Consultant on the first day of each month following the month in which Consultant provides the invoice showing Consultant's payment of the applicable health insurance premiums. Company shall also reimburse Consultant for (i) reasonable and documented business expenses incurred during the Term in connection with the Services (including the expenses related to Consultant's Blackberry), provided that any such expenses in excess of $250.00 will require advance written approval by the CEO. The monthly retainer will be paid on the first day of each month during the Term. Consultant shall provide an invoice at the end of each month showing all Services rendered and the aggregate amount of Consulting Fees, if any, due to Consultant from Company for each such month. Company will provide payment of the invoiced amount within twenty (20) days following receipt of Consultant's invoice.

        8.    Stock Options.    Notwithstanding the terms set forth in the stock option agreements issued to Consultant by Company, vesting with respect to the stock options granted by Company to Consultant and outstanding as of the date of this Agreement, will cease as of April 30, 2010. All unvested stock options shall be forfeited as of that date. Consultant's vested stock option shares shall remain exercisable during and following the end of the Term as set forth in Consultant's stock option agreements.

        9.    Professional Standards; Representations.    Consultant agrees not to engage in any conduct during the Term that is detrimental to the interests of the Company. Consultant represents, warrants and covenants that she is currently not bound by any obligation which she would breach by signing this Agreement.

        10.    Termination.    Without waiving any other rights or remedies, Company may terminate the Term and its corresponding obligation to pay Consultant any additional Consulting Fees, at any time, for any reason, upon thirty (30) days written notice. Further, Consultant may terminate the Term at any time, for any reason, upon thirty (30) days written notice to Company, which voluntary termination will extinguish Company's obligation to pay Consultant any further Consulting Fees. Upon termination of the Term by Company or Consultant for any reason, Company will pay Consultant only those Consulting Fees that Consultant had earned and expenses incurred through and including the effective date of such termination.

        11.    Confidentiality.    Consultant hereby acknowledges her continuing obligations under the Confidential Information and Invention Assignment Agreement with the Company, attached hereto as Exhibit A. Consultant agrees that during the Term and thereafter, Consultant will not use or disclose any confidential or proprietary information or materials of the Company that Consultant obtains or develops in the course of performing the Services. Any and all work product Consultant creates in the course of performing the Services will be the sole and exclusive property of Company. Consultant hereby assigns to Company all right, title, and interest in all processes, materials, and other intellectual property developed in the course of performing the Services.

        12.    Independent Consultant Status.    This Agreement is intended to create, and creates, a contractual relationship for services to be rendered by the Consultant acting in the ordinary course of her business as an independent Consultant and is not intended to create, and does not create, a partnership, joint venture, agency or any like relationship between the parties hereto. Moreover, nothing herein shall be construed to imply a partnership, joint venture, commercial agency, or employer/employee relationship between the parties. Consultant is responsible for Consultant's own acts during the performance of Consultant's obligations under this Agreement. Consultant shall have no responsibilities or authority as a consultant to the Company other than as provided in this Agreement.

        13.    Taxes.    Company will not make any withholdings or deductions, and will issue Consultant a Form 1099, with respect to the Consulting Fees. Consultant shall be responsible for all taxes with respect to the Consulting Fees, and Consultant agrees to indemnify, hold harmless and defend Company from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any governmental entity, including but not limited to the Internal Revenue Service or any state taxing authority, arising out of or in connection with the Consulting Fees.

        14.    General Provisions.

          14.1 This Agreement shall be governed by, and be construed in accordance with, the laws of the State of California, without regard to conflicts of laws.

          14.2 This Agreement represents the entire understanding of the Parties with respect to the Services and compensation described herein and shall supersede all previous communications, representations and agreements, either oral or written, between the Parties with respect to the subject matter. No amendment to, or modification of, this Agreement shall be effective unless in writing and signed by all Parties. The Parties acknowledge and agree that except as otherwise provided in this Agreement, the Prior Agreement remains in full force and effect. In the event of a conflict between this Agreement and the Prior Agreement, this Agreement shall prevail.

          14.3 This Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their successors and assigns.

          14.4 If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover her or its reasonable attorneys' fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

        15.    Indemnification.    Consultant shall indemnify and hold harmless Company, its affiliates or partners, and the respective directors, officers, agents, employees and shareholders of Company or such affiliates or partners from and against any and all claims, demands, actions, causes of action, losses, costs, expenses (including, but not limited to, reasonable attorney's fees), damages, and liabilities resulting or arising in any manner from or in connection with (i) Consultant's failure to comply with any regulations or laws in connection with the provision of the Services; or (ii) any breach by Consultant of any of the representations, warranties or covenants set forth herein.

        16.    Severability.    Should any of the provisions of this Agreement be determined to be invalid by a court or governmental agency of competent jurisdiction, the Parties agree that such determination shall not affect the enforceability of the other provisions herein.

        17.    Notices.    All notices, demands and request shall be sent to the following addresses, or such other addresses as may be provided by the parties hereto from time to time:

    If to Company:

    Anacor Pharmaceuticals, Inc.
    1020 East Meadow Circle
    Palo Alto, CA 94303-4230
    Attention: David Perry

    If to Consultant:

    Christine Gray-Smith

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

ANACOR PHARMACEUTICALS, INC.		CHRISTINE GRAY-SMITH
By:	/s/ David Perry	By:	/s/ Christine Gray-Smith
Title:	Chief Executive Officer	Title:	Consultant

Exhibit A: Confidential Information and Invention Assignment Agreement